EXHIBIT 99.2

THE J. M. SMUCKER COMPANY ANNOUNCES COMPLETION OF THE ACQUISITION

OF INTERNATIONAL MULTIFOODS CORPORATION

Orrville, Ohio, June 18, 2004 — The J. M. Smucker Company (NYSE: SJM) today announced the completion of the acquisition of International Multifoods Corporation in a transaction valued at $840 million, including approximately $340 million in debt.

In the merger, each share of Multifoods common stock was converted into the right to receive $5 in cash, without interest, and 0.4103 shares of Smucker common shares, which is $20 in value based on the average closing price of Smucker common shares for the 20 consecutive trading days ending June 17, 2004.

With the acquisition of Multifoods, Smucker’s expanded portfolio of brands now includes the leading icon brands of Smucker’s®; Jif®; Crisco®; Pillsbury® baking mixes and ready-to-spread frostings; Hungry Jack® pancake mixes, syrup, and potato side dishes; Martha White® baking mixes and ingredients; and Pet® evaporated milk and dry creamer. In Canada, Smucker adds the No. 1 brands of Robin Hood® flour and baking mixes and Bick’s® pickles and condiments, as well as Golden Temple® flour and rice in the ethnic food category.

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company’s namesake and founder sold his first product — apple butter — from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker’s, Jif, and Crisco. For over 107 years, the Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine’s 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 2,900 employees worldwide and distributes products in more than 45 countries.

Contacts:

Investor Relations

Mark R. Belgya

Vice President and Treasurer

The J. M. Smucker Company

(330) 682-3000

Media

Brenda Dempsey

Director, Public Relations

The J. M. Smucker Company

(330) 682-3000